Carolina Trust Bancshares, Inc. - 10-K

Exhibit 32

Section 1350 Certifications

Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-K (the “Report’) filed by Carolina Trust BancShares, Inc. (the “Issuer”) for the year ended December 31, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

CAROLINA TRUST BANK

Date: March 24, 2017	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Date: March 24, 2017	By:	/s/ Edwin E. Laws
Edwin E. Laws
Executive Vice President and Chief Financial Officer